Exhibit 99

        Enesco Group, Inc. Reports Third Quarter 2004 Results

    ITASCA, Ill.--(BUSINESS WIRE)--Nov. 2, 2004--Enesco Group, Inc. (NYSE:ENC), a leader in the giftware, collectible and home decor industries, today reported results for the third quarter ended
September 30, 2004.

    Third Quarter 2004 Summary

    -- Revenue of $84.2 million was 17% higher than 3Q'03; gross profit of $34.2 million increased by 10% from 3Q'03.

    -- Third quarter gross margin and operating income were impacted by costs associated with the Company's Enterprise Resource Planning (ERP) system.

    -- Incoming orders continue to outpace prior year levels and an encouraging customer response was seen at recent trade shows.

    Financial Results

    For the third quarter of 2004, Enesco reported total revenue of $84.2 million, an increase of $12.4 million, or 17%, compared to revenue of $71.8 million for the third quarter of 2003. The revenue increase includes $7.4 million associated with the acquisitions of the Walt Disney Classics Collection license, Gregg Gift Company and Dartington Crystal. This increase also includes a $2.8 million favorable impact from foreign currency exchange rates. The balance of the sales increase, approximately $2.2 million, came from the core business.
    Gross profit of $34.2 million increased by 10%, compared to $31.1 million in the prior year, and is attributed primarily to revenue increases. Gross profit as a percentage of sales declined by 2.8 points to 40.6% due to ERP-related costs and sales mix.
    Operating expenses for the third quarter were $32.2 million, an increase of $8.2 million from the prior year. Expenses for the quarter related to the acquisitions were $3.1 million. Foreign currency translation rate effects increased operating expenses by $0.9 million for the quarter. The balance of the increase in expenses can be primarily attributed to the continued costs associated with the ERP system implementation, Sarbanes-Oxley compliance and executive severance costs. An operating profit of $2.0 million for the third quarter of 2004 compares to $7.1 million for the same period in 2003.
    Enesco's net income of $1.0 million or $0.07 per diluted share this quarter compares to $4.6 million or $0.32 per diluted share during the same period last year.
    As of September 30, 2004, Enesco had $53.7 million of interest bearing debt outstanding, and all covenants under Enesco's revolving credit agreement were complied with or waived. However, it is expected that Enesco will be in violation of certain financial covenants as of December 31, 2004. The Company's management is currently working with its lenders, and on November 2, 2004 signed an amendment to its credit facility providing that the December 31, 2004 covenants will be amended on or before November 22, 2004. The November 2nd amendment also provided that certain other provisions of the credit facility will be further amended, including but not limited to, providing security to the lenders on or before November 15, 2004. Because the December 31, 2004 covenants have not yet been amended, Enesco has reclassified $5.8 million of long-term debt to a current liability as of September 30, 2004. There has been no demand for acceleration of any debt payments by the lenders, and Enesco continues to borrow funds under its domestic and international credit facilities to meet working capital needs.
    "We continue to make progress towards resolving our ERP system issues. Enesco is in a much better position today than the Company was three months ago," explained George Ditomassi, Interim CEO of Enesco. "While we do expect to incur additional costs, we have identified the major system problems and are focused on rectifying them as soon as possible."
    "We are pleased with the top line performance this quarter and the overwhelming positive customer response at the recent trade shows," said Cynthia Passmore-McLaughlin, President of Enesco. "The continued growing demand for Enesco's product offerings and the widespread customer loyalty we've seen is an indication of the bright future the Company has as a gift and home decor leader."
    Separately, Enesco received notice earlier this week that the SEC has terminated its investigation of the Company and a former officer, and no enforcement action has been recommended.
    A conference call will be broadcast live on Wednesday, November 3, at 10:00 a.m. Central Time (11:00 a.m. Eastern) at http://www.enesco.com and http://www.streetevents.com. An online replay also will be available approximately one hour after the call.
    To listen to the Webcast, your computer must have RealPlayer installed. If you do not have RealPlayer, go to http://www.streetevents.com prior to the call, to download RealPlayer for free.
    For a phone replay, call 800-642-1687. Passcode: 1462497. The replay will be available for one week following the conference call.

    About Enesco Group, Inc.

    Enesco Group, Inc. is a world leader in the gift, collectible and home decor industries. Serving more than 40,000 customers globally, Enesco distributes products to a wide variety of specialty card and gift retailers, home decor boutique as well as mass-market chains and direct mail retailers. Internationally, Enesco serves markets operating in Europe, Australia, Mexico, Asia and the Pacific Rim. With subsidiaries located in Europe and Canada, and a business unit in Hong Kong, Enesco's international distribution network is a leader in the industry. The Company's product lines include some of the world's most recognizable brands, including Precious Moments, Walt Disney Classics Collection, Nickelodeon, Heartwood Creek, Halcyon Days, Lilliput Lane, and Border Fine Arts, among others. Further information is available on the Company's web site at www.enesco.com.

    This press release contains various forward-looking statements that are based on management's current assumptions and beliefs and upon information currently available to management. The Company has tried to identify such forward-looking statements by use of such words as "expects," "intends," "anticipates," "could," "estimates," "plans," and "believes," and similar expressions, but these words are not the exclusive means of identifying such statements. Such statements are subject to various risks, uncertainties and other factors which could cause actual results to vary materially from those anticipated, estimated, expected or projected. Important factors that may cause actual future events or results to differ materially and adversely from those described in the forward-looking statements include, but are not limited to: the Company's success in developing new products and consumer reaction to the Company's new products; the Company's ability to secure, maintain and renew popular licenses, particularly our licenses for Precious Moments, Cherished Teddies, Heartwood Creek and Disney; the Company's ability to grow revenues in mass and niche market channels; the Company's ability to effectively complete the implementation of the ERP system; changes in general economic conditions, as well as specific market conditions; fluctuations in demand for our products; manufacturing lead times; the timing of orders and shipments and our ability to predict customer demands; inventory levels and purchase commitments exceeding requirements based upon incorrect forecasts; collection of accounts receivable; changes in the regulations and procedures affecting the importation of goods into the United States; changes in foreign exchange rates; price and product competition in the giftware industry; variations in sales channels, product costs or mix of products sold; and, possible future terrorist attacks, epidemics, or acts of war.
    In addition, the Company operates in a continually changing business environment and does not intend to update or revise the forward-looking statements contained herein, which speak only as of the date hereof. Additional information regarding forward-looking statement risk factors is contained in the Company's reports and filings with the Securities and Exchange Commission. In light of these risks and uncertainties, the forward-looking statements contained herein may not occur and actual results could differ materially from those set forth herein. Accordingly, you should not rely on these forward-looking statements as a prediction of actual future results.


                            ENESCO GROUP, INC.

                    CONSOLIDATED STATEMENTS OF INCOME
                               (UNAUDITED)
     Third Quarter and Nine Months Ended September 30, 2004 and 2003
                 (In thousands, except per share amounts)


                   Third Quarter                 Nine Months
             --------------------------- -----------------------------
                2004     2003  % Change      2004      2003  % Change
             -------- -------- --------- --------- --------- ---------

Net revenues  $84,225  $71,766     17%    $193,790  $178,789      8%

Cost of sales  50,027   40,628             112,165   101,532
              -------- --------           --------- ---------
Gross profit   34,198   31,138     10%      81,625    77,257      6%

Gross profit %   40.6%    43.4%               42.1%     43.2%

Selling,
 distribution,
 general and
 administrative
 expense       32,194   24,009     34%      88,482    70,620     25%
              -------- --------           --------- ---------
Operating
 profit
 (loss)         2,004    7,129              (6,857)    6,637

   Interest
    expense      (350)     (97)               (624)     (641)
   Interest
    income         90       66                 345       472
   Other income
    (expense),
    net          (548)    (339)             (1,148)     (974)
              -------- --------           --------- ---------
Income (loss)
 before income
 taxes          1,196    6,759              (8,284)    5,494

Income tax
 expense
 (benefit)        157    2,162              (3,769)    1,514
              -------- --------           --------- ---------

Net income
 (loss)        $1,039   $4,597             $(4,515)   $3,980
              ======== ========           ========= =========


Earnings (loss)
 per share:

Net income
 (loss):
   Basic        $0.07    $0.33              ($0.32)    $0.28
   Diluted      $0.07    $0.32              ($0.32)    $0.28

Average basic
 shares
 outstanding   14,356   14,065              14,250    14,000
Average
 diluted
 shares
 outstanding   14,669   14,461              14,849    14,344


                          ENESCO GROUP, INC.
                      CONSOLIDATED BALANCE SHEETS
                            (In thousands)

ASSETS
                                            September 30, December 31,
                                                2004          2003
                                            ------------- ------------
Current Assets:
Cash and equivalents                             $11,016      $10,645
Accounts receivable, net                          99,167       65,190
Inventories                                       65,020       60,820
Other current assets                               8,962        9,260
                                            --------------------------
Total current assets                             184,165      145,915

Property, plant and equipment, net                31,018       28,341

Other assets                                      35,589       28,212
                                            --------------------------
Total assets                                    $250,772     $202,468
                                            ==========================

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities:
Notes and loans payable                          $53,684       $2,858
Accounts payable                                  26,729       21,723
Federal, state and foreign income taxes            1,107        7,375
Total accrued expenses                            19,930       19,608
                                            --------------------------
Total current liabilities                        101,450       51,564

Total long-term liabilities                        3,609        3,551

Minority interest                                     90          114

Total shareholders' equity                       145,623      147,239
                                            --------------------------
Total liabilities and shareholders' equity      $250,772     $202,468
                                            ==========================

    CONTACT: Ashton Partners
             Nathan Elwell, 312-553-6706 (Investor)
             nelwell@ashtonpartners.com
             or
             Enesco Group, Inc.
             Donna Shaults, 630-875-5464 (Media)
             dshaults@enesco.com